Exhibit 99.4

Sunrise Management Company Sale Q&A

September 2012

Q. What did Sunrise announce today?

A. Sunrise shared an exciting update on Health Care REIT’s agreement to acquire Sunrise.  Health Care REIT announced that it has formed a partnership with Kohlberg Kravis Roberts & Co. (KKR), Beecken Petty O’Keefe & Company, and Coastwood Senior Housing Partners LLC, leading investment firms, to acquire Sunrise’s management company.  These world-class groups are expected to bring many advantages and resources to Sunrise, providing us opportunities to grow and strengthen while remaining focused on our 30-year mission.

Q. What does this announcement mean to Sunrise?

A. The sale of our management company will occur immediately prior to the closing of the transaction with HCN. Upon closing of the HCN acquisition, Sunrise will become a management-only company that will be privately held as opposed to publically traded on the New York Stock Exchange.

Q. What does this announcement mean for our communities?

A.  This exciting announcement should have virtually no impact on Sunrise’s day-to-day operations today; however, it does bring with it opportunities for Sunrise to expand and improve upon our already strong foundation to be the very best in senior living.

Q. Why did Sunrise and Health Care REIT seek this partnership?

A. HCN is a real estate investment trust (“REIT”).  By law, REITs are not permitted to wholly own their operators, so as part of the merger agreement with HCN announced in August, we agreed that, if reasonably requested by HCN, we would sell our management company to a third party owner.  As a result of the management company sale agreement, HCN will own 20% of our management company, with KKR, Beecken Petty and Coastwood owning the remaining portion.  We are very excited to partner with these experienced and successful firms, and believe this is a very positive step forward for Sunrise.  Going forward, our operations will be supported by a group that shares our unwavering commitment to provide the highest quality of care to our residents.

Q. Who are KKR, Beecken Petty and Coastwood, and what will they bring to Sunrise?

A. They are world-class investment firms that have strengthened a wide variety of organizations.  In its more than 35-year history, KKR has helped good companies grow stronger and become even more successful. Beecken Petty was founded in 1996 and has a strong history of helping healthcare companies prosper. Coastwood is a leading investment firm focused exclusively on seniors housing. We look forward to taking advantage of the resources each of these groups will provide such as operational best practices, world-class vendors and increased support for Sunrise’s future development plans.

Q. What changes, if any, will the partnership make to Sunrise?

A. The partnership recognizes that we are the senior living experts and will look to the Sunrise team to continue operating our business as we do today. We expect the partnership to focus on the company’s long-term growth plan rather than the day-to-day community business decisions.  This group brings a combination of financial resources, business success and a determination to take Sunrise and its time-tested mission to a whole new level. We think this will bring many new advantages to Sunrise communities, our team, and most importantly — our residents.

Q. What are the next steps in this process?

A.  The merger with HCN must be approved by Sunrise’s shareholders before it can close.  It is expected that the closing of the HCN acquisition will take place in the first half of 2013, subject to normal closing conditions. The sale of the management company will close immediately prior to the HCN transaction, subject to normal closing conditions.  The completion of the sale of our management company is not a condition to the closing of the merger with HCN.

Q. How do we reassure our residents and their families that this announcement does not affect them?

A.  It is important that you, your residents and families understand that this transaction does not affect Sunrise’s commitment to providing them with the best possible home. It does bring with it opportunities for Sunrise to expand and improve upon our already strong foundation to be the very best in senior living. However, residents should expect the same level of superior service, care and integrity they have come to rely on from Sunrise.

Q. What do we tell prospective residents and referral sources if they are concerned about this announcement?

A. The reason Sunrise was sought to be part of this transaction was because of our sector-leading reputation as well as the high standards of care and service upheld in all of our more than 300 communities.  In our 30-year history, Sunrise has operated successfully both as a public and private company, and we will continue to work each day to fulfill our mission of championing the quality of life for all seniors.

Q. What if the media or an investor calls my community about this announcement?

A.  Members of the media should be directed to your executive director or director of Operations who should then notify Corporate Communications. Investor inquiries should be directed to Sunrise’s Investor Relations department. These groups will manage the inquiry on behalf of the company.

Q. Who do we call if we have any questions? Where do we go for more information?

A.  Questions should be directed initially to your community’s executive director, department head or team leaders. Additionally, team members may ask questions by emailing Corporate Communications and we will do our best to respond to as many questions as possible through a variety of channels including conference calls, e-mails and the Weekly e-Bulletin.